KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD OUTSIDE OF NORTH AMERICA AND EUROPE

CRANBURY, NEW JERSEY – August 14, 2012 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide products sold outside of North America and Europe including among other areas, Asia Pacific, Latin America, Middle East, Africa and Asia.

Effective September 1, 2012, prices for all Kronos® titanium dioxide products sold outside North America and Europe will be increased by a minimum of US$ 200 per metric ton or equivalent in Japanese Yen.

This increase is in addition to the increases previously announced.

The recent increases in raw material costs necessitate further price increases in order to reach and sustain TiO2 margins that allow for reinvestment.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products

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